Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and Chief Financial Officer	Executive Director, Investor Relations and Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS ANNOUNCES IMMINENT

LAUNCH OF VISICLEAR® IN JAPAN

RALEIGH, NC, June 8, 2007 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced that Zeria Pharmaceutical Co., Ltd. of Tokyo, Japan plans to launch Visiclear® Tablets for colon cleansing in Japan on June 15, 2007. Visiclear, or sodium phosphate monobasic monohydrate and sodium phosphate dibasic anhydrous, tablets are marketed in the United States under the trade name VISICOL®. In August 2001, InKine Pharmaceutical Company, Inc. (acquired by Salix in September 2005) licensed exclusive commercial rights in Japan to the product, the first approved and marketed tablet formulation colon cleansing agent, to Zeria.

Zeria recently received marketing approval and NHI pricing for the product. Visiclear will be the only tablet formulation colon cleansing agent available in Japan. Approximately two million colonoscopy procedures are performed in Japan on an annual basis.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them in the United States through the Company’s 150-member gastroenterology specialty sales and marketing team.

Salix markets COLAZAL® (balsalazide) Capsules, XIFAXAN® (rifaximin) Tablets, OSMOPREP™ (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) Tablets, MOVIPREP® (PEG-3350, sodium sulfate, sodium chloride, potassium chloride, sodium ascorbate and ascorbic acid for Oral Solution), VISICOL® Tablets (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous), PEPCID® (famotidine) for Oral Suspension, DIURIL® (chlorothiazide) Suspension, AZASAN® (Azathioprine Tablets, USP), ANUSOL-HC® (Hydrocortisone Cream, USP) and PROCTOCORT® (Hydrocortisone Cream, USP). Balsalazide disodium tablets, Granulated Mesalamine, SANVAR® (600 ug vials vapreotide acetate powder) and Xifaxan are under development for additional indications.

VISICOL® Tablets are indicated for cleansing of the bowel as a preparation for colonoscopy, in adults 18 years of age or older. VISICOL Tablets are virtually taste-free, can be taken with any clear liquid such as water, lemonade or ginger ale, and have been proven to be associated with significantly less nausea, vomiting and bloating than the leading, currently-available, prescribed class of liquid bowel preparations. VISICOL Tablets are not to be used in patients with congestive heart failure, ascites, unstable angina pectoris, gastric retention, ileus or acute obstruction or pseudo-obstruction, severe chronic constipation, bowel perforation, acute colitis, toxic megacolon or hypomotility syndrome. Use with caution in patients with impaired renal function, pre-existing electrolyte disturbances, or people taking drugs that affect electrolyte levels.

For full prescribing information on Salix products, please visit www.salix.com.

Salix trades on the NASDAQ National Market under the ticker symbol “SLXP”.

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include: reliance on third parties for international sales; market acceptance for approved products; intellectual property risks; competition, including from potential generic or over-the-counter products; risks of regulatory review and clinical trials; management of rapid growth; and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.